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                                   EXHIBIT 11

               SYBRON INTERNATIONAL CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              Three Months Ended           Six Months Ended
                                                                   March  31,                  March 31,
                                                                1996         1995         1996          1995
                                                                ----         ----         ----          ----
Primary:
   Net income                                                $10,540       $13,505       $22,262      $23,452
                                                              ======        ======        ======       ======

  Shares
     Weighted average Common shares   . . . . . . . . .       46,687        46,396        46,619       46,396
     Common equivalent shares   . . . . . . . . . . . .        1,125           422         1,027          380
                                                              ------       -------        ------      -------
                                                              47,812        46,818        47,646       46,776
                                                              ======        ======        ======       ======

     Primary earnings per share   . . . . . . . . . . .      $   .22       $   .29       $   .47      $   .50
                                                                 ===           ===          ====          ===





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